EXHIBIT 23.4

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                    CONSENT OF PUBLIC INDEPENDENT ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement and to the incorporation by reference in the registration statement on Form S-8 (file no. 33-04709) of our report dated July 10, 1997 (except with respect to the matter discussed in Note 16, as to which the date is July 24, 1997) included in Safety Components International, Inc's current report on Form 8-K, dated August 7, 1997, as amended on October 6, 1997, and to all references to our firm included in this registration statement.



/s/ ARTHUR ANDERSEN LLP


Charlotte, North Carolina
October 21, 1997